UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2014 (January 20, 2014)
CCA Industries, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	1-31643	04-2795439
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 MURRAY HILL PARKWAY, EAST RUTHERFORD, NEW JERSEY	07073
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (201) 330-1400

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1.01 Entry into a Material Definitive Agreement

In connection with a major restructuring, CCA Industries, Inc. (the “Company”) entered into three material definitive agreements. The restructuring will result in a substantial change in the Company’s operations from its former ordinary course of business, as described below.

(a) A Services Outsourcing Agreement was entered into with Emerson Healthcare, LLC (“Emerson”) on January 20, 2014. Under this agreement, Emerson will provide all order processing, customer service, warehousing of inventory, shipping, logistics management, invoicing and collection of receivables on behalf of the Company.

(b) A Sales Representatives Agreement was entered into with S. Emerson Group, Inc. (“S. Emerson”) on January 20, 2014. Under this agreement, S. Emerson will represent the Company and carry out all selling functions with the retail trade for the Company within the United States. S. Emerson has a field sales force with expertise with the Company’s classes of trade, including chain drug, mass market, food, dollar store and club retailers, as well as all existing domestic accounts. S. Emerson represents many established brands, such as Anacin, Sucrets, Monistat, Zicam, Comtrex, Desenex, Cutex among others.

(c) A warehouse agreement was entered into with Ozburn-Hessey Logistics, LLC (“Ozburn”) on January 20, 2014. Ozburn was an approved licensee of Emerson to provide the warehousing, shipping and logistics of the Company’s products. The inventory will be located at Ozburn’s warehouse in Indiana. Ozburn is one of the largest companies in the world providing integrated global supply chain management and solutions providing transportation, warehousing, custom brokerage, freight forwarding and import and export services.

[Other than with respect to the agreements described above, there is no material relationship between the Company or its affiliates and Emerson, S. Emerson or Ozburn.]

Section 2.05 Costs Associated with Exit or Disposable Activities

The Company entered into the agreements described in Item 1.01 of this report to restructure the Company’s operations in an effort designed to reduce its overhead expenses and increase its operating efficiencies. The Company believes that its entry into these agreements will result in substantial savings for the Company and that the size and reputation for success of Emerson, will bring the sale of the Company’s products to the next level. Emerson handles consumer products with total sales of approximately $1.7 billion dollars. The Company anticipates that the changes resulting from its entry into these agreements will substantially reduce the Company’s overhead expenses which would allow it to focus on delivering stronger and more effective advertising for its established brands.

The Company will continue to maintain Marketing, Art, Purchasing, International Sales, New Product Development, Finance and IT Departments. The Company will also still control pricing charged to customers, co-op and promotional funding expenses, return authorizations, selling plans and new promotional displays.

The Company committed to the restructuring on January 20, 2014 in connection with its entry into the agreements described in Item 1.01 of this report and expects to complete the restructuring by the end of February 2014.

As a result of the restructuring, the Company will be terminating its warehouse employees and a portion of its office staff. The Company estimates that it will incur one-time personnel costs related to termination of approximately $240,000, which will be recorded as an expense in the first quarter of fiscal 2014. A substantial portion of these severance payments will be disbursed subsequent to February 2014.

The transportation cost to ship inventory from the Company’s current warehouse in New Jersey to the Ozburn warehouse in Indiana is estimated to be $60,000.

The Company intends to maintain its offices at their current location in East Rutherford, New Jersey. The Company will endeavor to sub-let 38,352 square feet of warehouse space and 5,000 square feet of office space that will no longer be needed as a result of the above referenced Agreements.

Item 8.01 Other Events

The Company issued a press release on January 20, 2014 announcing that it had incurred a substantial loss for the fiscal 2013 year, and describing its plans to restructure to reduce expenses.

Item 9.01 Exhibits

The following exhibits are annexed hereto:
99.1 Press release issued January 20, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:	January 23, 2014

CCA Industries, Inc.
Registrant

By:	/s/ Stephen A. Heit
Stephen A. Heit
Chief Financial Officer